Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Insight Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, par value $0.01	Other(1)	266,170 (2)(3)	$69.33(4)	$18,453,566.10 (4)	$0.00013810	$2,548.44
Total Offering Amounts					$18,453,566.10		$2,548.44
Total Fee Offsets							—
Net Fee Due							$2,548.44

(1)Rules 457(c) and 457(h).
(2)Represents shares of the registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), underlying the issuance of performance-based restricted stock units (the “Award”), which may be offered or sold under the One-Time Inducement Performance-Based Award Agreement (the “Award Agreement”) between the Company and Jack Azagury (the “Recipient”).
(3)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may become issuable pursuant to the Award Agreement in the event of certain changes in the outstanding shares of Common Stock, including recapitalization, reclassification, stock dividends, stock splits, reverse stock splits or other distribution with respect to shares of Common Stock, or other similar transactions.
(4)Estimated solely for the purpose of determining the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on April 10, 2026, which is a date within five business days prior to filing the registration statement.